Jan 31, 2012

Mr. Derek Ivany, CEO

Myriad Interactive Media Inc.

7 Ingram Drive

Suite 128

Toronto, Ontario

Dear Mr. Ivany,

This letter sets forth the basis on which Orca Capital, an independent contractor ("Orca") is engaged by Myriad Interactive Media Inc. (the "Company") to act as a consultant for a business development program in Germany beginning on the date of this agreement.

1.                   Nature of Services

Orca shall provide the following services:

(a)     Advise the Company with respect to its strategic planning process and business plans including a full comprehensive analysis of markets, financial models, organization structure, potential strategic alliances and regulatory requirements in Germany

(b)     Assist the Company in business development activities including the introduction of potential new business contacts in Germany, Switzerland and Turkey

(c)     Work closely with the Company's management to develop a set of short-term goals with special focus on enhancing corporate and shareholder value

(d)     Orca will assist the Company in identifying companies and partners in the targeted which may include public companies, divisions of companies, and privately held companies, and after evaluating such companies, assist in the ranking of these companies with respect to priority and providing an opinion as to the fair value and price level necessary to consummate a transaction

Specific Services

(a)     Business Development in "Munich, Dusseldorf, Hamburg, Berlin & Bonn"

(b)     Merger & Acquisition advisory services

(c)     Company marketing and positioning strategies

(d)     Comprehensive market research & reporting

2.                   Compensation for Services

(a)     In consideration for the above described services, the Company agrees to issue to a Network or its designees 5,000,000 common shares of Myriad Interactive Media Inc. registered under SEC Rule S-8 in lieu of cash

(b)     All amounts which are pre-approved by the company resulting in travel and other related costs if applicable.

3.                   Indemnity

Each party shall indemnify the other and its partners, officers, directors, and employees against all claims, damages, and litigating expenses (including the expense of investigation and defending such claims) as the same as incurred, relating to or arising out ofits activities hereunder, except to the extent that any claims, damages, liability, or expense, if found on a final judgment by a court of law to have resulted from the other's willful misconduct or gross negligence in performing the services described above.

4.                   Termination

This agreement may be terminated after six months by either party at the end of subsequent calendar month. The terminating party shall give written notice to the other party at least fifteen days prior to such termination. However, all shares issued pursuant to this agreement will remain in effect.

5.       Entire Agreement

This agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any communications, understanding, and agreements between the parties. This agreement cannot be modified or changed, nor can any of its provisions be waived, except in writing signed by all parties.

6.       Governing Law

This agreement shall be governed by the laws of the State of Germany. The parties hereto agree to submit to the jurisdiction of the Landgericht Munchen I for the determination of any dispute arising this agreement or in any action to enforce the terms hereof.

Please confirm the foregoing is in accordance with your understanding by signing and the duplicate of this letter.

Accepted and Agreed to:

Date:	Date: 01-31-12

By: /s/ Derek Ivany	By: /s/ Roman Grodon
Derek Ivany Chief Executive Officer Myriad Interactive Media Inc.	Roman Grodon Managing Partner Orca Capital GmbH

By: /s/ Hercules Galang	By: /s/ Wolfgang Burkhardt
Hercules Galang Director, Vice President Myriad Interactive Media Inc.	Wolfgang Burkhardt Managing Partner Orca Capital GmbH